UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

WASHINGTONFIRST BANKSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Customer Letter

12700 Fair Lakes Circle, Suite 450 Fairfax, VA 22033 Office: 703.821.5554 Facsimile: 703.991.8534 www.firstportfoliowealth.com

August 17, 2017

Client Name
Client Address

Dear    ,

We are pleased to share with you the exciting news that WashingtonFirst Bankshares, Inc. has signed an agreement to be acquired by Sandy Spring Bancorp, Inc. As a result, 1st Portfolio Wealth Advisors will join Sandy Spring’s fee-only wealth management group, West Financial Services. The acquisition will join two strong, local companies to create one of the premier financial services organizations in the greater Washington, D.C. region. The combined entity will be known as West Financial Services.

1st Portfolio and West Financial will provide customized planning and investment services, a wealth of experience and expertise, and a commitment to helping clients achieve their financial goals. Located in McLean, Virginia, West Financial has been operating for over 35 years in the DC metropolitan market, growing to over $1.4 billion in total assets under management. 1st Portfolio and West Financial share a commitment to providing first-class customer service and are dedicated to investing in our local communities.

We expect the transaction to close in the fourth quarter of 2017. Until the closing of this transaction, we do not expect any changes to how we serve you today. A seamless transition for all of our clients is our highest priority. Your accounts will remain with their current custodian and we expect your investment advisory fees to remain the same. In the coming weeks, we will provide you with updates and specific information about your relationship with us as we move through that process.

We are confident that you will benefit from this partnership, and we look forward to working together to meet all of your financial needs.

Thank you for placing your trust in 1st Portfolio Wealth Advisors. If you have any questions, please do not hesitate to call us at 703-821-5554. For more information on West Financial Services, please feel free to visit their website at www.westfinancial.com.

Sincerely,

Shaza L. Andersen	Michael J. Rebibo
CEO	President and CEO
WashingtonFirst Bank	1st Portfolio Wealth Advisors

Customer Letter

12700 Fair Lakes Circle, Suite 450 Fairfax, VA 22033 Office: 703.821.5554 Facsimile: 703.991.8534 www.firstportfoliowealth.com

Additional Information About the Acquisition and Where to Find It

In connection with the proposed merger transaction, Sandy Spring will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Joint Proxy Statement of Sandy Spring and WashingtonFirst, and a Prospectus of Sandy Spring, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Sandy Spring, WashingtonFirst and the proposed merger.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about Sandy Spring and WashingtonFirst, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Sandy Spring at www.sandyspringbank.com under the tab “Investor Relations,” and then under the heading “SEC Filings” or from WashingtonFirst by accessing WashingtonFirst’s website at www.wfbi.com under the tab “Investor Relations,” and then selecting “SEC Filings” under the heading “Documents and Filings.” Alternatively, these documents, when available, can be obtained free of charge from Sandy Spring upon written request to Sandy Spring Bancorp, Inc., Corporate Secretary, 17801 Georgia Avenue, Olney, MD 20832 or by calling (800) 399-5919, or from WashingtonFirst, upon written request to WashingtonFirst Bankshares, Inc., Corporate Secretary, 11921 Freedom Drive, Suite 250, Reston, VA 20190 or by calling (703) 840-2410.

Participants in the Solicitation

Sandy Spring and WashingtonFirst and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Sandy Spring and WashingtonFirst in connection with the proposed merger. Information about the directors and executive officers of Sandy Spring is set forth in the proxy statement for Sandy Spring’s 2017 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 22, 2017. Information about the directors and executive officers of WashingtonFirst is set forth in the proxy statement for WashingtonFirst’s 2017 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 14, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.